Exhibit 99.1

NEXSTAR MEDIA GROUP FOURTH QUARTER NET REVENUE RISES 37.9% TO A RECORD $1.1 BILLION

Net Revenue Drives 4Q Operating Income of $256.5 Million, and Net Income of $113.9 Million

Record BCF of $416.8 Million, Adjusted EBITDA of $379.2 Million and Free Cash Flow of $173.9 Million

Repurchases $45.1 Million of Common Shares in the Fourth Quarter

Initiates Pro-Forma Average Annual Free Cash Flow Guidance for the 2020/2021 Cycle of $1.175 Billion

IRVING, Texas – February 26, 2020 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported financial results for the fourth quarter ended December 31, 2019 as summarized below. The actual results presented herein for the three months ended December 31, 2019 reflect the Company’s legacy Nexstar Broadcasting and digital operations and full quarter results from the Tribune Media stations which we acquired on September 19, 2019.  Fourth quarter 2019 revenue from WGN America, also acquired in the Tribune transaction, is included in core advertising revenue and distribution fee revenue. A full quarter contribution from Nexstar’s 31.3% ownership stake in TV Food Network and other investments acquired in the Tribune transaction is included in the full income statement on page 7 under “Income (loss) on equity investments, net.” The comparable three month period ended December 31, 2018 reflects Nexstar’s legacy broadcasting and digital operations.

Summary 2019 Fourth Quarter and Full Year Highlights

	Three Months Ended December 31,			Years Ended December 31,
($ in thousands)	2019	2018	Change	2019	2018	Change
Core Advertising Revenue	$525,458	$298,368	+76.1%	$1,335,126	$1,089,920	+22.5%
Political Advertising Revenue	$36,526	$140,160	(73.9)%	$51,889	$251,209	(79.3)%
Total Advertising Revenue	$561,984	$438,528	+28.2%	$1,387,015	$1,341,129	+3.4%

Distribution Fee Revenue	$445,831	$284,548	+56.7%	$1,368,881	$1,121,081	+22.1%
Digital Revenue	$74,310	$65,044	+14.2%	$241,519	$261,159	(7.5)%
Other Revenue	$17,965	$9,902	+81.4%	$41,909	$43,327	(3.3)%
Net Revenue	$1,100,090	$798,022	+37.9%	$3,039,324	$2,766,696	+9.9%

Income from Operations	$256,498	$272,776	(6.0)%	$655,131	$757,779	(13.5)%

Net income	$113,851	$154,490	(26.3)%	$236,295	$388,265	(39.1)%

Broadcast Cash Flow(1)	$416,803	$379,852	+9.7%	$1,054,636	$1,123,581	(6.1)%
Broadcast Cash Flow Margin(2)	37.9%	47.6%		34.7%	40.6%

Adjusted EBITDA Before One-Time Transaction Expenses(1)	$408,224	$358,251	+13.9%	$972,281	$1,031,888	(5.8)%
Adjusted EBITDA(1)	$379,219	$352,789	+7.5%	$898,149	$1,023,415	(12.2)%
Adjusted EBITDA Margin(2)	34.5%	44.2%		29.6%	37.0%

Free Cash Flow Before One-Time Transaction Expenses(1)	$202,865	$255,381	(20.6)%	$520,885	$692,713	(24.8)%
Free Cash Flow(1)	$173,860	$249,919	(30.4)%	$439,457	$684,240	(35.8)%
(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 02/26/20

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc. commented, “Nexstar’s 2019 fourth quarter financial results capped an outstanding year for the Company as we delivered another period of record off- cycle political year operating performance with net revenue, profitability, and cash flow metrics (before one-time transaction expenses) exceeding consensus expectations.  Throughout 2019 we deployed Nexstar’s broad range of proven M&A, integration, financing, operating and other strategies to build scale and our competitive position, serve the communities where we operate, and create new value for shareholders.  As a result, 2020 is off to a strong start as we embark upon a significant new free cash flow growth cycle which will fuel a material reduction in our net leverage while supporting our goals of driving shareholder returns.

“In 2019, we closed the highly accretive acquisition of Tribune Media creating the largest U.S. television broadcast station group; entered into deleveraging purchase and sale agreements with Fox Television Stations; completed new multi-year retransmission consent agreements representing approximately 70% of our subscribers; entered into new long-term network affiliation agreements with CBS, FOX and NBC and realigned our digital business to drive future growth and profitability. Our expanded operating base generated approximately $521 million in full year free cash flow before one-time expenses enabling us to invest in our broadcast and technology platform, while enhancing shareholder value through our return of capital and leverage reduction initiatives. During the year, we returned $82.8 million to shareholders in the form of dividends and, in the fourth quarter, we allocated $45.1 million of cash from operations to opportunistically repurchase approximately 440,000 Nexstar shares at an average purchase price of $102.57 per share, reducing our basic share count to 45.7 million outstanding class A common shares.

“With the continued sharing of best practices between the Nexstar and Tribune organizations coupled with key factors including the Super Bowl on FOX, Summer Olympics on NBC, double-digit distribution revenue growth and expected record levels of 2020 election cycle spending, Nexstar expects to generate pro-forma average annual free cash flow in excess of $1.175 billion for the 2020/2021 cycle, marking an increase of over 15% compared to our guidance of pro forma average annual free cash flow for the 2019/2020 cycle of $1.02 billion. Our robust free cash flow from operations will be bolstered by meaningful net proceeds from recent purchase and sale agreements and reinforces our confidence in attaining our post-Tribune closing priority of reducing Nexstar’s net leverage ratio to 4.0x or below by the end of 2020, allowing us to evaluate additional return of capital options to enhance shareholder value.

“Turning back to our fourth quarter results, the continued strength of Nexstar’s legacy operations combined with a healthy, full quarter contribution from the Tribune Media assets, led to double digit growth in all of our non-political revenue sources.  For the fourth quarter, net revenue rose 37.9% to $1.1 billion, as our increased scale and the ongoing execution of our strategies to leverage our premium local content and distribution significantly offset the 73.9% year-over-year decline in political advertising. Fourth quarter total television advertising revenue increased 28.2% to $562 million, reflecting a 76.1% rise in core advertising revenue, partially offset by the year-over-year decline in political advertising. Transaction related revenue gains, the inclusion of WGN America and recent distribution fee renewals resulted in a 56.7% rise in distribution revenue to a quarterly record $445.8 million, and a 14.2% increase in digital revenue to $74.3 million, also a quarterly record. Notably, active spending by Presidential and gubernatorial candidates of both parties in the fourth quarter, combined with our expanded scale in key primary states, resulted in record fourth quarter odd-year political ad spending of $36.5 million, or more than double the comparable 2017 fourth quarter levels. Excluding political, fourth quarter net revenue would have increased approximately 62% over the prior year period. The combined Nexstar and Tribune operations generated organic growth in core advertising revenue during the quarter.

Nexstar Media Group, 02/26/20

“Total combined fourth quarter digital and distribution fee revenue of $520 million rose approximately 49% over the prior year period and accounted for 47.3% of net revenue, compared to 43.8% of net revenue in the prior year period. The year-over-year increase in fourth quarter non-television revenue reflects new distribution agreements reached in the second half of 2019 and Tribune Media revenue synergies related to the after acquired clauses in our retransmission consent contracts, WGN America, and our realigned digital operations. With our successful renewal of 2019 year-end retransmission consent agreements representing approximately 70.0% of our subscriber base and the approximate 15% of the base to be renewed and repriced this year, continued revenue growth from this source remains highly visible for 2020 and beyond.

“The rise in fourth quarter station direct operating expenses (net of trade expense) primarily reflects a full quarter of incremental expenses related to the operation of the acquired Tribune stations and budgeted increases in network affiliation expense as a partial offset to the rising distribution revenue. Fourth quarter pro forma fixed expenses, excluding programming expenses, were down low single digits on a percentage basis.

“During the fourth quarter, we took actions to further optimize our balance sheet and capital structure as we completed the offering of an additional $665 million of 5.625% senior notes due 2027, which were issued with the same terms as our existing $1,120 million aggregate principal amount of 5.625% Senior Notes due 2027, as a part of the Tribune transaction financing. The net offering proceeds, together with cash on hand, were used to redeem Nexstar’s 6.125% Senior Notes due 2022 and 5.875% Senior Notes due 2022 and to pay related premiums, fees and expenses. By opportunistically accessing the capital markets, we were able to retire the most expensive pieces of our unsecured debt while addressing near-term bond maturities.

“In addition to our balance sheet and capital structure improvements, we continued to make significant progress in our integration of the Tribune Media assets into Nexstar’s platform, while extracting initial anticipated revenue and cost synergies and capitalizing on the many growth opportunities throughout our portfolio. In this regard, we have hired or promoted 11 general managers, added two regional vice presidents and promoted four finance department executives to support our expanded operations as well as added four corporate executives to manage content acquisition/WGNA, distribution, sales and corporate communications. On the local programming front, we expanded local news programming in our Portland and Sacramento markets, while launching a new state capitol news bureau in Missouri. We also began preparations for the summer 2020 launch of the WGN America News Nation prime-time newscast, which will reach approximately 75 million U.S. TV households and will be complemented by the around-the-clock mobile news app newsnationnow. By leveraging the local market, regional and national expertise and resources of Nexstar’s 5,400 local journalists -- which is more than any  other broadcast or cable network -- in 110 local newsrooms across the country including capitol news bureaus in 20 states, and reallocating financial resources from WGN’s syndicated programming toward News Nation, we intend to provide viewers with fact-based news and information without bias or opinion, while delivering attractive marketing solutions for national advertisers.

“In summary, 2019 was a year of significant growth and change at Nexstar Media Group that has positioned us well for the future. With the accretive transaction of Tribune Media, we have become America’s leading television broadcast station group with an unmatched platform that delivers exceptional local content to inform and entertain our viewers, while providing premium local advertising opportunities at scale for advertisers and political campaigns. As the nation’s largest pure-play local broadcast television and digital media company, we now have truly national reach and coverage with Nexstar owned or operated stations reaching approximately 69 million U.S. television households.  Our platform also benefits from the consistent and meaningful contributions from our 31.3% TV Food Network ownership stake and positive cash flow from our national cable network WGN America. At the same time, the active management of our capital structure and strong free cash flow growth has provided us with the financial flexibility to support our return of capital and leverage reduction initiatives including share repurchases, dividend payments, debt reduction and strategic business

Nexstar Media Group, 02/26/20

investments—all of which have delivered meaningful shareholder returns. In this regard, earlier this year the Board of Directors approved a 24.4% increase in the quarterly cash dividend to $0.56 per share beginning in first quarter of 2020. Looking ahead, we look forward to realizing the full value of the Tribune Media transaction later this year as we complete our proven integration and synergy realization game plan. With continued double-digit growth in distribution revenue related to recent contract renewals and what many expect to be substantial spending levels related to the upcoming 2020 presidential election cycle, we have excellent visibility to delivering on our free cash flow targets and a clear path for the continued near- and long-term enhancement of shareholder value.”

The consolidated debt of Nexstar and independently-owned Variable Interest Entities (VIEs) including, Mission Broadcasting, Inc. and Shield Media, LLC (collectively, the “Company”) at December 31, 2019, was $8,492.5 million including senior secured debt of $5,810.4 million. As of December 31, 2019, Nexstar deconsolidated Marshall. As such, Marshall’s senior secured debt of $48.9 million is no longer included in the Company’s total debt. The Company’s total net leverage ratio at December 31, 2019 was 5.18x and first lien net leverage ratio at December 31, 2019 was 3.52x compared to a covenant of 4.25x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts):

($ in millions)	12/31/2019	12/31/2018
Revolving Credit Facilities	$-	$5.6
First Lien Term Loans	$5,810.4	$2,407.5
6.125% Senior Unsecured Notes due 2022	$-	$273.4
5.875% Senior Unsecured Notes due 2022	$-	$406.2
5.625% Senior Unsecured Notes due 2024	$890.0	$888.2
5.625% Senior Unsecured Notes due 2027	$1,792.1	$-
Total Funded Debt	$8,492.5	$3,980.9

Unrestricted Cash	$232.1	$145.1

Share Repurchase Authorization and Activity

The Company repurchased a total of 439,743 shares of its Class A common stock in the fourth quarter of 2019 at an average purchase price of approximately $102.57 per share for a total cost of $45.1 million, which was funded from cash flow from operations.  Reflecting the shares repurchased to date, Nexstar has approximately 45.7 million shares of Class A common stock outstanding (the only class of shares outstanding) and has approximately $156.8 million available under its share repurchase authorization.

Fourth Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 334/777-6978, conference ID 3990181 (domestic and international callers).  Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, corporate expenses, other expense (income) and goodwill and intangible assets impairment, minus pension and other postretirement plans credit (net), reimbursement from the FCC related to station repack and broadcast rights payments. We consider broadcast cash flow to be an indicator of our assets’ operating performance. We also believe that broadcast cash flow and multiples of broadcast cash flow are useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Nexstar Media Group, 02/26/20

Adjusted EBITDA is calculated as broadcast cash flow, plus pension and other postretirement plans credit (net), minus corporate expenses. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, stock-based compensation expense, goodwill and intangible assets impairment and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 197 television stations and related digital multicast signals reaching 115 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. Nexstar also owns WGN America, a growing national general entertainment cable network and a 31.3% ownership stake in TV Food Network, a top tier cable asset. For more information please visit www.nexstar.tv.

Nexstar Media Group, 02/26/20

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Investor Contacts:	Media Contact:
Thomas E. Carter Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 312/222-3394 or gweitman@nexstar.tv
Joseph Jaffoni, Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

-tables follow-

Nexstar Media Group, 02/26/20

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net revenue	$1,100,090	$798,022	$3,039,324	$2,766,696

Operating expenses (income):
Corporate expenses	63,710	29,460	189,548	110,921
Direct operating expenses, net of trade	431,611	274,426	1,331,248	1,101,423
Selling, general and administrative expenses, excluding corporate	196,770	129,368	540,433	469,012
Trade expense	5,787	4,726	17,384	16,494
Depreciation	38,485	31,212	123,375	109,789
Amortization of intangible assets	84,779	38,766	200,317	149,406
Amortization of broadcast rights	38,269	14,308	85,018	61,342
Reimbursement from the FCC related to station repack	(16,336)	(16,931)	(70,356)	(29,381)
Goodwill and intangible assets impairment	-	19,911	63,317	19,911
Loss (gain) on disposal of stations, net	517	-	(96,091)	-
Total operating expenses	843,592	525,246	2,384,193	2,008,917
Income from operations	256,498	272,776	655,131	757,779
Income (loss) on equity investments, net	15,864	(624)	17,925	(2,436)
Interest expense, net	(106,831)	(53,887)	(304,350)	(220,994)
Loss on debt extinguishment	(6,577)	(7,475)	(10,301)	(12,120)
Pension and other postretirement plans credit, net	10,222	2,397	15,600	10,755
Other expenses	(893)	(28)	(684)	(39)
Income before income taxes	168,283	213,159	373,321	532,945
Income tax expense	(54,432)	(58,669)	(137,026)	(144,680)
Net income	113,851	154,490	236,295	388,265
Net (income) loss attributable to noncontrolling interests	(639)	(1,381)	(6,036)	1,212
Net income attributable to Nexstar	$113,212	$153,109	$230,259	$389,477

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$2.46	$3.36	$5.01	$8.52
Diluted	$2.36	$3.22	$4.80	$8.21

Weighted average number of common shares outstanding:
Basic	45,952	45,619	45,986	45,718
Diluted	47,933	47,482	47,923	47,412

Net income	$113,851	$154,490	$236,295	$388,265
Other comprehensive income (loss):
Change in unrecognized amounts included in pension and other postretirement benefit obligations, net of tax (expense) benefit of ($11,723) in 2019 and $7,147 in 2018	34,166	(20,456)	34,166	(20,456)
Total comprehensive income	148,017	134,034	270,461	367,809
Total comprehensive income (loss) attributable to noncontrolling interests	(639)	(1,381)	(6,036)	1,212
Total comprehensive income attributable to Nexstar Media Group, Inc.	$147,378	$132,653	$264,425	$369,021

Nexstar Media Group, 02/26/20

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

(in thousands, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
Broadcast Cash Flow and Adjusted EBITDA:	2019	2018	2019	2018
Net income	$113,851	$154,490	$236,295	$388,265

Add (Less):
Interest expense, net	106,831	53,887	304,350	220,994
Loss on extinguishment of debt	6,577	7,475	10,301	12,120
Income tax expense	54,432	58,669	137,026	144,680
Depreciation	38,485	31,212	123,375	109,789
Amortization of intangible assets	84,779	38,766	200,317	149,406
Amortization of broadcast rights	38,269	14,308	85,018	61,342
Amortization of right-of-use assets attributable to favorable leases	152	-	609	-
Loss on asset disposal, net	4,214	4,677	3,985	5,793
(Gain) Loss on operating lease terminations	(5)	-	415	-
Corporate expenses	63,710	29,460	189,548	110,921
Goodwill and intangible assets impairment	-	19,911	63,315	19,911
(Income) loss on equity investments, net	(15,864)	624	(17,925)	2,436
Other expenses	893	28	684	39
Pension and other postretirement plans credit, net	(10,222)	(2,397)	(15,600)	(10,755)
Loss (gain) on disposal of stations, net	517	-	(96,091)	-
Reimbursement from the FCC related to station repack	(16,336)	(16,931)	(70,356)	(29,381)
Payments for broadcast rights	(53,480)	(14,327)	(100,630)	(61,979)

Broadcast cash flow	416,803	379,852	1,054,636	1,123,581
Margin %	37.9%	47.6%	34.7%	40.6%

Add (Less):
Distributions from equity investments	15,904	-	17,461	-
Pension and other postretirement plans credit, net	10,222	2,397	15,600	10,755
Corporate expenses, excluding one-time transaction expenses	(34,705)	(23,998)	(115,416)	(102,448)

Adjusted EBITDA before one-time transaction expenses	408,224	358,251	972,281	1,031,888
Margin %	37.1%	44.9%	32.0%	37.3%

Less:
Corporate one-time transaction expenses, including accelerated stock-based compensation expense	(29,005)	(5,462)	(74,132)	(8,473)

Adjusted EBITDA	$379,219	$352,789	$898,149	$1,023,415
Margin %	34.5%	44.2%	29.6%	37.0%

Nexstar Media Group, 02/26/20

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

(in thousands, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
Free Cash Flow:	2019	2018	2019	2018
Net income	$113,851	$154,490	$236,295	$388,265

Add (Less):
Interest expense, net	106,831	53,887	304,350	220,994
Loss on extinguishment of debt	6,577	7,475	10,301	12,120
Income tax expense	54,432	58,669	137,026	144,680
Depreciation	38,485	31,212	123,375	109,789
Amortization of intangible assets	84,779	38,766	200,317	149,406
Amortization of broadcast rights	38,269	14,308	85,018	61,342
Amortization of right-of-use assets attributable to favorable leases	152	-	609	-
Loss on asset disposal, net	4,214	4,677	3,985	5,793
(Gain) Loss on operating lease terminations	(5)	-	415	-
Non-cash compensation expense	-	(1,933)	-	-
Stock-based compensation expense(1)	9,590	8,453	37,368	31,260
Corporate one-time transaction expenses, including accelerated stock-based compensation expense	29,005	5,462	74,132	8,473
Goodwill and intangible assets impairment	-	19,911	63,315	19,911
(Income) loss on equity investments, net	(15,864)	624	(17,925)	2,436
Distributions from equity investments	15,904	-	17,461	-
Loss (gain) on disposal of stations, net	517	-	(96,091)	-
Other expenses	893	28	684	39
Payments for broadcast rights	(53,480)	(14,327)	(100,630)	(61,979)
Cash interest expense(2)	(101,846)	(51,786)	(257,673)	(211,230)
Capital expenditures, excluding station repack and CVR spectrum(3)	(61,889)	(28,642)	(111,007)	(76,521)
Capital expenditures related to station repack	(23,051)	(13,290)	(79,340)	(26,832)
Proceeds from disposals of property and equipment	2,425	62	4,451	4,344
Operating cash income tax payments, net (4)	(46,924)	(32,665)	(115,551)	(89,577)

Free cash flow before one-time transaction expenses	202,865	255,381	520,885	692,713

Less:
Corporate one-time transaction expenses, excluding accelerated stock-based compensation expense	(29,005)	(5,462)	(72,880)	(8,473)
Cash interest expense on the 5.625% Notes due 2027 during the escrow period, net(5)	-	-	(8,548)	-

Free cash flow	$173,860	$249,919	$439,457	$684,240

(1)	Excludes accelerated stock-based compensation of $1.3 million in Q3 2019 associated with certain divestitures of Nexstar stations.
(2)

Excludes (i) payments of $26.6 million in one-time fees in September 2019 associated with the financing of Nexstar’s merger with Tribune and (ii) cash interest expense on the 5.625% Notes due 2027 during the escrow period (July 3, 2019 to September 18, 2019) of $13.4 million, less interest income earned during the same escrow period of $4.9 million.

(3)

During the three months and year ended December 31, 2019, capital expenditures related to relinquishment of the CVR spectrum were $2.3 million and $7.2 million, respectively. During the three months and year ended December 31, 2018, capital expenditures related to relinquishment of the CVR spectrum were $0.8 million and $2.9 million, respectively.

(4)

Excludes (i) $199.5 million in tax payments during Q4 2019 related to various sale of stations and (ii) the net tax payment of $1.1 million during the second half of 2018 related to tax liabilities assumed in an acquisition.

(5)

Represents the cash interest expense on the 5.625% Notes due 2027 during the escrow period (July 3, 2019 to September 18, 2019) of $13.4 million, less interest income earned during the same escrow period of $4.9 million.

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